Exhibit 10(hh)
SETTLEMENT AGREEMENT
     This Settlement Agreement (this “Agreement”) is made and entered into as of the 8th day of July, 2005, by and among Shamrock Holdings of California, Inc., Roy E. Disney and Stanley P. Gold (collectively, the “Shamrock Plaintiffs”) and The Walt Disney Company, a Delaware corporation (the “Company”). The Shamrock Plaintiffs and the Company are referred to collectively as the “Parties,” and each individually as a “Party”.
     WHEREAS, the Shamrock Plaintiffs currently have pending against the Company in the Delaware Court of Chancery the following litigation: (i) Roy E. Disney v. The Walt Disney Company – Civil Action No. 234-N (the “Books and Records Litigation”) and (ii) Shamrock Holdings of California, Inc., Roy E. Disney and Stanley P. Gold v. Robert A. Iger, Michael D. Eisner, Judith L. Estrin, John S. Chen, Aylwin B. Lewis, Monica C. Lozano, George J. Mitchell, Leo J. O’Donovan, S.J., and The Walt Disney Company – Civil Action No. 1330-N (the “Disclosure Litigation” and, collectively with the books and Records Litigation, the “Litigation”); and
     WHEREAS, the Shamrock Plaintiffs and the Company have determined that the interests of the Company and its stockholders would best be served by settlement of the Litigation on the terms and under the conditions set forth herein;
     NOW THEREFORE, in consideration of the mutual agreements herein set forth, the Parties do hereby agree as follows:
     1. Litigation. As promptly as practicable after the execution and delivery of this Agreement, each of the Shamrock Plaintiffs shall take all steps necessary to seek the dismissal with prejudice of the Litigation.
     2. Standstill. The Shamrock Plaintiffs agree that from the date hereof through and including the date of the Company’s 2010 annual meeting (the “Term”), they will not, directly or indirectly, make any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission (the “Proxy Rules”)) to vote, or seek to influence any person with respect to the voting of, any securities of the Company or of shareholder consents with respect to the election of the Board of Directors of the Company. For avoidance of doubt, during the Term, the Shamrock Plaintiffs will not, directly or indirectly, engage in any solicitation exempt from the Proxy Rules under Section 14a-2(b)(1) of the Proxy Rules with respect to the election of the Board of Directors of the Company. During the Term, the Shamrock Plaintiffs agree not to submit, directly or indirectly, any resolutions or proposals, whether binding or precatory, to the Company for inclusion in the Company’s proxy statement or consideration at any meeting of the Company’s shareholders or for action by consent of the shareholders.
     3. SaveDisney.com. The Shamrock Plaintiffs agree that, effective immediately, they will cease adding new materials (other than the Joint Press Release defined in Section 9 below and the materials described in the last sentence of this Section 3) to the savedisney.com website and, within thirty (30) days of the date hereof, they will shut down their savedisney.com website for the duration of the Term. They further agree that they will not establish, sponsor, support or authorize any similar website for the duration of the Term. Notwithstanding the foregoing, the Shamrock Plaintiffs shall be entitled to email the Joint Press Release (defined in Section 9 below) to all savedisney.com subscribers. During the thirty (30) day period following the date hereof, the Shamrock Plaintiffs shall be permitted to make such new postings to the savedisney.com website as (i) are consistent with the orderly winding up of the website and (ii) are not inconsistent with, or otherwise contrary to, the Joint Press Release and do not otherwise characterize or comment on any past disputes between the Parties.
     4. Board of Directors. Concurrently with the execution of this Agreement, the Board of Directors of the Company shall publicly reaffirm its commitment to the provisions in the “Committee Membership” section of the Company’s Corporate Governance Guidelines that relate to the rotation of chairpersons and members of the Board’s committees.
     5. Director Emeritus. The Company agrees that from and after the date hereof, Roy E. Disney shall hold the position of Director Emeritus of the Company, subject to the Company’s policy on Directors Emeritus, which is attached hereto as Exhibit A. The Company shall reimburse Mr. Disney for his out-of-pocket expenses incurred in serving as Director Emeritus (in accordance with paragraph 3 of the Company’s policy attached hereto as Exhibit A) to the same extent the Company reimburses its Board of Directors for similar out-of-pocket expenses.
     6. Consultant. The Company agrees that, from the date hereof until the Company’s 2008 annual meeting, Roy E. Disney shall be employed as a consultant to the CEO of the Company on a non-exclusive basis to perform such tasks as the CEO may from time to time request (subject to Roy E. Disney’s consent), with respect to the heritage, culture, and vision of the Company (“Consultant”). The CEO of the Company shall meet at least quarterly with Consultant to discuss strategic direction and operations. As long as Roy E. Disney is acting as Consultant, the Company shall pay him $150,000 annually as consideration for his services, and the Company shall provide Mr. Disney with an office at the studio at the Company’s headquarters in Burbank, California to be selected by Robert Iger or his successor, and Mr. Disney shall be granted access to facilitate his meeting with persons at Company facilities as Consultant. From and after the Company’s 2008 annual meeting, Roy P. Disney, as the representative of the Roy E. Disney family, shall take over the position of Consultant from Roy E. Disney for a minimum additional three year term at no annual compensation and with no right to the use of an office. If Roy P. Disney is unable or unwilling to serve or continue serving as Consultant, such position shall be offered to another member of the Roy E. Disney family as reasonably mutually agreeable. The Company shall give Consultant reasonable access to the Company’s parks and other facilities as appropriate to carry out his duties hereunder and shall provide Consultant with appropriate indemnification in connection with the provision of Consultant’s services hereunder. Consultant shall also be reimbursed for his reasonable out-of-pocket expenses incurred in connection with the provision of his services. After the Company’s 2008 annual meeting, Roy P. Disney (or the member of the Roy E. Disney family then serving as Consultant) will be invited to attend Company events to the same extent as if he were a Director Emeritus of the Company.
     7. Company Events. The Company shall invite the immediate members of the Roy E. Disney family to public Company functions and, to the extent that Robert Iger deems appropriate, to non-public Company functions of a ceremonial, heritage or social nature, including without limitation, employee recognition events and other major Company events and milestones.
     8. Pending Derivative Litigation. Nothing in this Agreement shall be deemed to limit or otherwise change or alter the rights, obligations or defenses that any Party may have in connection with the litigation currently pending in the Delaware Court of Chancery entitled: In re The Walt Disney Company Derivative Litigation, C.A. 15452.
     9. Joint Press Release. Upon execution of this Agreement by all Parties hereto, the Shamrock Plaintiffs and the Company shall issue a joint press release in the form attached hereto as Exhibit B (the “Joint Press Release”). During the Term, neither the Shamrock Plaintiffs, on the one hand, nor the Company, on the other hand, will make any public statements that are inconsistent with, or are otherwise contrary to, the statements in such Joint Press Release.
     10. Confidentiality. Each Party agrees that it will not publicly disclose this Agreement or its terms except (i) as set forth in the Joint Press Release and (ii) as may be required by law or as may be reasonably necessary to enforce its rights hereunder. Notwithstanding anything herein to the contrary, the Shamrock Plaintiffs shall be permitted to publicly disclose that Roy E. Disney is being provided with an office at the studio at the Company’s headquarters in Burbank, California.
     11. Representations. Each of the Shamrock Plaintiffs, on the one hand, and the Company, on the other hand, represents and warrants with respect to itself that such Party is duly authorized to execute, deliver and perform this Agreement, that this Agreement has been duly executed by such Party, and that this Agreement is a valid and binding agreement of such Party, enforceable against such Party in accordance with its terms.
     12. Notice. All notices, requests and other communications to any person named hereunder shall be in writing and shall be given to such person at its address or telecopy number set forth below or such address or telecopy number as such person may hereafter specify for the purpose by notice to the other person:
If to any Shamrock Plaintiff:
Shamrock Holdings of California, Inc.
4444 Lakeside Drive
Burbank, California 91505
Telecopy: 818-559-7320
Attn: Stanley P. Gold
If to the Company:
The Walt Disney Company
500 S. Buena Vista Street
Burbank, California 91521

Telecopy: (818) 569-5146
Attn: General Counsel
     Each such notice, request or other communication shall be effective when received, provided a notice given other than during normal business hours on a business day at the place of receipt shall not be effective until the opening of business on the next business day.
     13. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the principles of conflict of laws thereof).
     14. Amendment. This Agreement may be amended, modified or supplemented only by written agreement of the Parties.
     15. Waiver. Any failure of any Party to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefit of such obligation, covenant, agreement or condition only by a written instrument signed by such Party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be effective only if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.
     16. Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
     17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     18. Severability. If any provision of this Agreement shall be deemed or declared to be unenforceable, invalid or void, the same shall not impair any of the other provisions of this Agreement.
     19. Injunctive Relief. Each of the Shamrock Plaintiffs, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Parties would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be compensable in damages. It is accordingly agreed that each Party hereto (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Parties hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity, and the other Parties shall waive any requirement that the Moving Party post a bond in connection with the seeking of such injunctive relief.

     20. Breach of agreement. If either Party materially breaches this Agreement, the non-breaching Party may deliver written notice to the breaching Party to terminate this Agreement. Such notice shall include a reasonably detailed description of the alleged breach. Except as set forth in Section 21 below, the other Party shall have thirty (30) days to cure such breach. During such period, the Company’s CEO and Stanley P. Gold (or such other person as may be so designated in writing from time to time by Mr. Gold or Shamrock Holdings of California, Inc.) shall promptly meet and confer in good faith to resolve the breach. If, at the end of such thirty (30) day period, the Parties have not reached resolution, the non-breaching Party may terminate this Agreement.
     21. Certain Breaches. Notwithstanding Section 20 hereof, in the event that (a) the announced transition to a new CEO does not occur by October 1, 2005, the timetable previously announced by the Company or (b) a former CEO is nominated or appointed to serve on the Board or given a new officer position with the Company or any of its subsidiaries (other than the position of Director Emeritus pursuant to the Company’s policy attached hereto as Exhibit A and appointment as a consultant to the Company), the Shamrock Plaintiffs will have an option to immediately terminate this Agreement upon the public announcement of any of such events (the “Public Announcement”). Upon such termination under this Section (or a termination under Section 20 above), all parties will be relieved of all ongoing obligations under this Agreement except as provided in this Section 21. Inasmuch as the Shamrock Plaintiffs are relying on the events referred to in subpart (a) of the first sentence of this paragraph occurring and the events referred to in subpart (b) of the first sentence of this paragraph not occurring, it shall be a breach of this Agreement if the events referred to in subpart (a) do not occur or either of the events in subpart (b) does occur. If either of the events in subpart (b) occur, the Shamrock Plaintiffs shall be entitled to injunctive relief to (i) postpone the date of the next Company annual meeting to a date at least ninety (90) days from the date of the related Public Announcement and (ii) render the Company’s advance notice bylaws inapplicable to any director nominations by the Shamrock Plaintiffs with respect to such annual meeting. The Company will not take action, directly or indirectly, in opposition to the Shamrock Plaintiffs’ seeking such relief on the grounds that any other remedy or relief is available at law or in equity and shall waive any requirement that the Shamrock Plaintiffs post a bond in connection with the seeking of such injunctive relief.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first written above.

SHAMROCK HOLDINGS OF CALIFORNIA, INC.
/s/ STANLEY P. GOLD
By:	Stanley P. Gold
Title:	President

/s/ ROY E. DISNEY
Roy E. Disney

/s/ STANLEY P. GOLD
Stanley P. Gold

/s/ DAVID K. THOMPSON
By:	David K. Thompson
Title:	Senior Vice President – Deputy General Counsel – Corporate and Corporate Secretary

EXHIBIT A
DIRECTOR EMERITUS POLICY

Exhibit A
BOARD OF DIRECTORS
RETIREMENT POLICY
OF THE WALT DISNEY COMPANY
History:	The Board of Directors adopted a retirement policy on May 28, 1974 as recommended to it by the Executive Committee; it was revised in November 1983 by the Board of Directors upon the recommendation of the Corporate Governance Committee and was further revised on June 23, 1997 by the Compensation Committee.

Policy:

1.	That no Director may stand for reelection following the calendar year the year in which that Director turned 72 years of age; provided, however, that any Director who had previously held the office of Chief Executive Officer shall be eligible to serve as a Director through the year during which such Director turned 75 years of age.

2.	The each of those Directors who retire in accordance with the policy set forth in paragraph 1 above be elected a Director Emeritus.

3.	That Directors Emeritus who retire after June 23, 1997, no longer be privileged to attend Board meetings or to serve on Board Committees but shall continue to be invited to social events such as movie openings, theme park anniversaries, etc., to which all then current Directors are invited.

4.	That all accruals of future retirement benefits for Directors retiring after June 23, 1997 (including Directors Emeritus), be terminated, effective from December 31, 1994, and for all periods thereafter (the “Accrual Termination Date”).

5.	That upon retirement (regardless of whether or not Director Emeritus status has been reached) each Director who has served five or more years as of the Accrual Termination Date shall receive annual retirement benefits for the same number of years that such Director has actively served on the Board, calculated as follows:
(a) for retired Directors with ten years or more of active Board service accrued through the Accrual Termination Date, the same yearly retainer as paid to active non-management Directors;

(b) for retired Directors with five through nine years of active Board service accrued through the Accrual Termination Date, fifty percent (50%) of an active non-management Director’s yearly retainer plus an additional ten percent (10%) thereof for each year of active Board service in excess of five years.
6.	That management Directors are not eligible for retirement benefits for any years that they serve The Walt Disney Company or any of its affiliates in dual roles (management and director).

7.	That any Director Emeritus who has retired prior to June 23, 1997, shall be unaffected by any changes in the Board of Directors Retirement Policy effected on June 23, 1997, and shall continue to be covered by the Policy as previously in effect.

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EXHIBIT B
JOINT PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS:
July 8, 2005	The Walt Disney Company:
Zenia Mucha, 818-560-5300

Shamrock Holdings: Clifford Miller, 818-973-4297 Michael Sitrick, 310-788-2850
JOINT STATEMENT FROM THE WALT DISNEY COMPANY AND
ROY E. DISNEY AND STANLEY P. GOLD
     BURBANK, Calif. — The Walt Disney Company, Roy E. Disney and Stanley P. Gold announced today that they have agreed to put aside the differences that have characterized their relationship over the past several years. Messrs. Disney and Gold have agreed not to run a rival slate of directors or submit shareholder resolutions for the next five years. Messrs. Disney and Gold have also agreed to dismiss all their pending lawsuits against the Company. In reestablishing ties with him and his family, the Company has named Roy E. Disney Director Emeritus and a consultant. The Company also reaffirmed its commitment to the rotation of committee members and chairpersons on its Board committees as currently required by the Company’s Corporate Governance Guidelines. In putting aside their differences, the Company noted Mr. Disney’s long time devotion to the Company and welcomed the reestablishment of a relationship with him and his family. Messrs. Disney and Gold expressed confidence in Mr. Iger’s leadership, and as Mr. Eisner retires after 21 years with the Company, they acknowledged his contribution to the Company over the years.
Note:
There will be no additional comment regarding this statement.